Exhibit (c)-(2)

Perfect Corp. Private and Confidential The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Kroll, LLC. Prepared by: Duff & Phelps Opinions Practice of Kroll July 10, 2026 Fairness Analysis Presented to the Special Committee of Independent Directors

2 Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) (solely in their capacity as members of the Special Committee) of Perfect Corp. (the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated April 17, 2026. • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee. • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. • The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. • The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps has relied on the information provided to it and has not independently verified the accuracy or completeness of such information. Any estimates, projections and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Table of Contents 3 1. Introduction and Transaction Overview 2. Valuation Analysis • Discounted Cash Flow Analysis • Selected Public Companies / M&A Transactions Analysis

1. Introduction and Transaction Overview

5 Introduction and Transaction Overview The Engagement • Duff & Phelps was engaged by the Company to serve as an independent financial advisor to the Special Committee (solely in its capacity as such). • Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of Class A ordinary shares, par value US$0.10 per share, of the Company (each, a “Class A Ordinary Share” or, collectively, “Class A Ordinary Shares”, and together with the Class B ordinary shares, par value US$0.10 per share, of the Company, “Shares”), other than the Dissenting Shares, the Continuing Shares and the Excluded Shares (each as defined below), of the Per Share Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Class A Ordinary Shares other than in its capacity as a holder of Class A Ordinary Shares). The Proposed Transaction • It is Duff & Phelps’ understanding that the Company and ProjectNY, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated July 7, 2026. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub shall cease, with the Company surviving the merger. In connection with such merger, among other things, each Share issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, the Continuing Shares and the Excluded Shares) shall be cancelled and cease to exist in consideration for the right to receive US$2.00 in cash per Share without interest (the “Per Share Merger Consideration”) (collectively, the “Proposed Transaction”). • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. • For purposes of the Opinion, (i) “Excluded Shares” shall mean any Shares owned by the Company or Subsidiary of the Company; and (ii) “Dissenting Shares”, “Continuing Shares”, “Effective Time”, and “Subsidiary” shall have the meanings set forth in the Merger Agreement.

6 Scope of Analysis Introduction and Transaction Overview Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: • Reviewed the following documents: – The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2023 through December 31, 2025 and the Company’s unaudited interim financial statements for the three months ended March 31, 2025 and March 31, 2026 included in the Company’s Form 6-K filed with the SEC; – Certain unaudited and segment financial information for the Company for the years ended December 31, 2023 through December 31, 2025 and the three months ended March 31, 2024, March 31, 2025, and March 31, 2026, provided to Duff & Phelps by the management of the Company and which the management of the Company identified as being the most current financial statements available; – A detailed financial projection model for the Company for the years ending December 31, 2026 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”); – Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; – A letter dated July 7, 2026 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); and – A draft of the Merger Agreement dated July 7, 2026;

7 Scope of Analysis (continued) Introduction and Transaction Overview • Discussed the information referred to on the previous page and the background and other elements of the Proposed Transaction with the management of the Company; • Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business; • Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; • Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and • Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview

Ownership Summary

Perfect Corp. - Ownership

Current Shareholders	Class A Ordinary Shares (1)	Class B Ordinary Shares (1)	% of Ownership	% of Voting Rights (2)	% of Diluted Ownership
Buyer Group					
Chang, Alice H. (Founder, Chairwoman of the Board & CEO)	597,256	16,788,718	17.1%	66.6%	17.1%
CyberLink International Technology Corp. (TWSE:5203)	36,960,961	-	36.3%	14.6%	36.3%
Buyer Group	37,558,217	16,788,718	53.4%	81.2%	53.3%
Management and Directors					
Tseng, Wei-Hsin Tsen (Senior VP & CTO)	762,330	-	0.7%	0.3%	0.7%
Liu, Weichuan (Chief Growth Officer & President of Americas)	353,471	-	0.3%	0.1%	0.3%
Chen, Pin-Jen (Executive VP & Chief Strategy Officer)	118,062	-	0.1%	0.0%	0.1%
Huang, Jau-Hsiung (Non-Executive Director)	148,274	-	0.1%	0.1%	0.1%
Chen, Hsiao-Chuan (VP and Head of Finance & Accounting)	69,932	-	0.1%	0.0%	0.1%
Other Management and Directors	5,311	-	0.0%	0.0%	0.0%
Management and Directors	1,457,380	-	1.4%	0.6%	1.4%
Five Percent or More Shareholders					
Provident Acquisition Holdings Ltd.	6,891,467	-	6.8%	2.7%	6.8%
Yi-Chen Huang	4,567,425	-	4.5%	1.8%	4.5%
Five Percent or More Shareholders	11,458,892	-	11.3%	4.5%	11.2%
Public Investors and Others	34,585,464	-	34.0%	13.7%	33.9%
Total Shares Outstanding (2)	85,059,953	16,788,718	100.0%	100.0%	100.0%
Options In-the-Money at Offer Price (3)	35,000	-			0.0%
Diluted Shares Outstanding at Offer Price	**85,094,953**	**16,788,718**			**100.0%**

(1) The holders of Class A ordinary shares have one vote in respect of each Class A ordinary share held, and the holders of Class B ordinary shares have 10 votes in respect of each Class B ordinary share held.
(2) Based on the number of ordinary shares outstanding as provided by the management of the Company.
(3) Reflects 35,000 unvested Company options per the management of the Company.

Source: Company filings, the management of the Company.

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9 Trading Analysis Introduction and Transaction Overview Perfect Corp. - Trading History July 7, 2025 to July 6, 2026 Source: Capital IQ, SEC filings, press releases. Perfect Corp. Historical Trading Metrics (in thousands, except per share) During one year prior to Offer Post Offer Average Closing Price $1.85 Average Closing Price $1.68 High $2.62 High $1.75 Low $1.30 Low $1.62 Average Volume 150.2 Average Volume 177.6 % of Shares Issued and Outstanding 0.1% % of Shares Issued and Outstanding 0.2% % of Float 0.5% % of Float 0.5%

Perfect Corp. - Offer Price Premium Relative To Share Implied Price Premium One-day prior to Offer (3/17/26) $1.35 48.1% 30-day average VWAP prior to Offer $1.43 39.6% 60-day average VWAP prior to Offer $1.57 27.4% 90-day average VWAP prior to Offer $1.64 21.6% Offer Price Per Share $2.00 Perfect Corp. - Implied Multiples (USD in millions, except per Share data) Offer $2.00 Diluted Shares Issued and Outstanding 101.9 Implied Equity Value $203.8 Less: Proceeds from Exercise of Options (1) (0.06) (0.1) Less: Cash and Cash Equivalents and Financial Assets (2) (163.28) (163.3) Less: Other Receivables (3) (0.69) (0.7) Less: Current Income Tax Assets (4) (0.02) (0.0) Implied Enterprise Value $39.7 Implied Offer Multiples: EV / LTM Revenue $71.1 0.56x EV / 2026 Revenue $70.2 0.57x EV / 2027 Revenue $68.2 0.58x EV / LTM EBITDA $5.1 7.8x EV / 2026 EBITDA $6.5 6.1x EV / 2027 EBITDA $5.4 7.3x 10 Proposed Transaction Introduction and Transaction Overview Source: Capital IQ. Note: Balance sheet data as of March 31, 2026. Financial performance metrics presented are adjusted to exclude public company costs, transaction costs and non-recurring items as provided by the management of the Company. (1) Reflects 35,000 unvested in-the-money Company options per the management of the Company. (2) Reflects 20% withholding tax on excess cash and financial assets held at onshore entities.. (3) Reflects book value of interest receivable from cash and financial assets. (4) Reflects book value of prepaid tax on interest income.

11 Valuation Summary Introduction and Transaction Overview Note: Financial performance metrics presented are adjusted to exclude public company costs, transaction costs and non-recurring items as provided by the management of the Company. (1) Reflects 35,000 unvested in-the-money Company options per the management of the Company. (2) Reflects 20% withholding tax on excess cash and financial assets held at onshore entities. (3) Reflects book value of interest receivable from cash and financial assets. (4) Reflects book value of prepaid tax on interest income. Source: The management of the Company Valuation Summary (USD in thousands, except per Share value or otherwise noted) Low High Enterprise Value Range $24,300 - $30,700 Plus: Proceeds from Exercise of Options (1) 64 - 64 Plus: Cash and Cash Equivalents and Financial Assets (2) 163,284 - 163,284 Plus: Other Receivables (3) 690 - 690 Plus: Current Income Tax Assets (4) 22 - 22 Equity Value Range $188,361 - $194,761 Diluted Shares Issued and Outstanding 101,883,671 - 101,883,671 Offer Price Value Per Share Range (USD) $1.85 - $1.91 $2.00 Implied Valuation Multiples EV / LTM Revenue 0.34x - 0.43x 0.56x EV / 2026 Revenue 0.35x - 0.44x 0.57x EV / 2027 Revenue 0.36x - 0.45x 0.58x EV / LTM EBITDA 4.8x - 6.0x 7.8x EV / 2026 EBITDA 3.7x - 4.7x 6.1x EV / 2027 EBITDA 4.5x - 5.7x 7.3x

2. Valuation Analysis

Valuation Analysis

Historical and Projected Financial Performance

Historical and Projected Financial Performance

(USD in thousands)

	2023A	2024A	2025A	YTD 3/31/2025	YTD 3/31/2026	LTM 3/31/2026	Management Projections 2026P	2027P	2028P	2029P	2030P
B2B Revenue	$25,793	$22,444	$22,161	$6,020	$5,085	$21,226	$18,750	$15,825	$14,478	$13,195	$12,089
Growth	NA	(13.0%)	(1.3%)	3.3%	(15.5%)	(6.2%)	(15.4%)	(15.6%)	(8.5%)	(8.9%)	(8.4%)
B2C Revenue	$27,712	$37,758	$46,993	$9,994	$12,851	$49,850	$51,498	$52,353	$53,344	$53,946	$54,271
Growth	NA	36.3%	24.5%	18.1%	28.6%	26.9%	9.6%	1.7%	1.9%	1.1%	0.6%
Total Revenue	$53,505	$60,202	$69,154	$16,014	$17,936	$71,076	$70,247	$68,177	$67,821	$67,141	$66,360
Growth	NA	12.5%	14.9%	12.1%	12.0%	14.8%	1.6%	(2.9%)	(0.5%)	(1.0%)	(1.2%)
EBITDA (1)	($487)	$2,315	$3,260	$595	$2,442	$5,107	$6,540	$5,430	$6,004	$6,199	$6,245
Margin %	(0.9%)	3.8%	4.7%	3.7%	13.6%	7.2%	9.3%	8.0%	8.9%	9.2%	9.4%
Growth	NA	NM	40.9%	NM	310.3%	64.0%	100.6%	(17.0%)	10.6%	3.3%	0.7%
Capital Expenditures	$322	$398	$425	$46	$56	$435	$369	$395	$396	$387	$393
% of Total Revenue	0.6%	0.7%	0.6%	0.3%	0.3%	0.6%	0.5%	0.6%	0.6%	0.6%	0.6%
% of EBITDA	NM	17.2%	13.0%	7.7%	2.3%	8.5%	5.6%	7.3%	6.6%	6.2%	6.3%
Net Working Capital	($14,210)	($20,019)	($26,380)			($28,287)	($26,013)	($24,576)	($24,268)	($23,845)	($23,471)
% of Total Revenue	(26.6%)	(33.3%)	(38.1%)			(39.8%)	(37.0%)	(36.0%)	(35.8%)	(35.5%)	(35.4%)

Note: Balance sheet data as of March 31, 2026. Financial performance metrics presented are adjusted to exclude public company costs, transaction costs and non-recurring items as provided by the management of the Company.

(1) EBITDA is adjusted to exclude public company costs , transaction costs and non-recurring items as provided by the management of the Company.

Source: Company filings, the management of the Company.

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14 Discounted Cash Flow Analysis Methodology and Key Assumptions Valuation Analysis Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2026 through 2030 (excluding public company expenses, as provided by the management of the Company), discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the discounted cash flow (“DCF”) analysis. • The following is a summary of the Management Projections utilized in the discounted cash flow analysis: – Total revenue decreases at a compound annual rate of 0.8% from 2025 to 2030. – EBITDA increases at a compound annual rate of 13.9% from 2025 to 2030. – EBITDA margin averages 9.0% from 2026 to 2030. – Capital expenditures averages 0.6% of total revenue from 2026 to 2030. – Net working capital averages -35.9% of total revenue from 2026 to 2030. • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 15.0% to 18.0%.

Valuation Analysis

Discounted Cash Flow Analysis Summary

Discounted Cash Flow Analysis

(USD in thousands)

	2025A	2026P	2027P	2028P	2029P	2030P	Terminal Year
Total Revenue	$69,154	$70,247	$68,177	$67,821	$67,141	$66,360	$66,360
Growth	*14.9%*	*1.6%*	*(2.9%)*	*(0.5%)*	*(1.0%)*	*(1.2%)*	
EBITDA (1)	$3,260	$6,540	$5,430	$6,004	$6,199	$6,245	$6,245
Margin	*4.7%*	*9.3%*	*8.0%*	*8.9%*	*9.2%*	*9.4%*	*9.4%*
Growth	*40.9%*	*100.6%*	*(17.0%)*	*10.6%*	*3.3%*	*0.7%*	

	Apr-Dec 2026P	2027P	2028P	2029P	2030P	Terminal Year
Earnings Before Interest and Taxes (1)	$3,676	$4,867	$5,590	$5,808	$5,861	$5,872
Pro Forma Taxes	(663)	(928)	(1,065)	(1,107)	(1,117)	(1,117)
Net Operating Profit After Tax	3,013	3,939	4,524	4,701	4,744	4,755
Depreciation	422	563	414	391	384	373
Capital Expenditures	(313)	(395)	(396)	(387)	(393)	(393)
(Increase) / Decrease in Working Capital	(2,274)	(1,437)	(308)	(423)	(374)	684
Free Cash Flow (2)	$848	$2,670	$4,234	$4,282	$4,361	$5,419

Enterprise Value Range	**Low**	**High**
Terminal Growth Rate	3.00%	3.00%
Discount Rate	18.00%	15.00%
Enterprise Value Range	**$24,300**	**$30,700**

Implied Valuation Multiples

		Low	High
EV / LTM Revenue	$71,076	0.34x	0.43x
EV / 2026 Revenue	$70,247	0.35x	0.44x
EV / 2027 Revenue	$68,177	0.36x	0.45x
EV / LTM EBITDA	$5,107	4.8x	6.0x
EV / 2026 EBITDA	$6,540	3.7x	4.7x
EV / 2027 EBITDA	$5,430	4.5x	5.7x

(1) EBITDA and EBIT are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.
(2) Prior to application of 20% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the applicable discount rate and included in the concluded enterprise value range.

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16 Selected Public Companies / M&A Transactions Analysis Methodology Valuation Analysis Selected Public Companies Analysis • Duff & Phelps selected 14 publicly traded companies that were deemed relevant to its analysis. • Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to LTM and projected revenue and EBITDA. Selected M&A Transactions Analysis • Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions. Due to the limited comparability of the financial metrics of the selected public companies and the targets in the selected M&A transactions relative to those of the Company, rather than applying a range of selected multiples from a review of the public companies and M&A transactions, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, and other characteristics that we deemed relevant. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis **As of July 7, 2026**

COMPANY INFORMATION	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN			
Company Name	2-YR CAGR	LTM	2026	2027	2-YR CAGR	LTM	2026	2027	3-YR AVG	LTM	2026	2027
B2B Companies												
Box, Inc.	6.5%	9.5%	12.3%	NA	10.8%	61.2%	4.3%	NA	9.9%	12.3%	9.9%	NA
eGain Corporation	-5.0	5.2	3.0	NA	34.8	186.4	10.4	NA	6.3	12.8	11.5	NA
Expensify, Inc.	-2.9	-1.3	-5.9	-1.7	NA	NM	NM	NM	-7.0	-7.0	-1.4	-0.6%
Inuvo, Inc.	8.0	-27.9	-29.6	18.6	NA	NM	NM	NM	-6.3	-8.9	-9.1	-2.0
Sprinklr, Inc.	8.2	8.1	1.2	4.3	18.8	30.2	-4.7	20.1%	7.3	8.2	8.4	9.6
Sprout Social, Inc.	17.1	12.3	8.0	7.7	NA	NM	NM	NM	-12.3	-5.7	-3.6	-0.9
91APP, Inc.	14.0	16.7	31.3	NA	17.1	9.8	37.4	NA	32.9	32.3	34.9	NA
Mean	6.6%	3.2%	2.9%	7.2%	20.4%	71.9%	11.9%	20.1%	4.4%	6.3%	7.2%	1.5%
Median	8.0%	8.1%	3.0%	6.0%	17.9%	45.7%	7.4%	20.1%	6.3%	8.2%	8.4%	-0.8%
B2C Companies												
Bumble Inc.	-4.2	-11.4	-10.9	3.8	30.4	12.4	1.7	-8.5	23.3	31.3	32.9	29.0
Chegg, Inc.	-27.5	-43.5	-46.3	NA	-22.7	65.1	-67.5	NA	9.5	16.0	7.0	NA
CyberLink Corp.	14.8	15.2	6.7	NA	49.7	73.6	-7.9	NA	11.7	16.4	13.8	NA
DeNA Co., Ltd.	3.9	-9.9	NA	NA	118.6	-10.9	NA	NA	17.4	23.3	NA	NA
Grindr Inc.	30.2	31.0	21.7	16.9	22.4	46.4	14.0	15.3	33.5	37.0	30.0	29.6
Match Group, Inc.	1.8	2.0	-0.8	2.4	1.3	13.6	1.4	4.9	29.7	31.4	30.9	31.6
Meitu, Inc.	19.6	10.3	29.3	20.6	10.9	-50.0	37.2	27.0	13.0	9.6	10.2	10.7
Mean	5.5%	-0.9%	-0.1%	10.9%	30.1%	21.5%	-3.5%	9.7%	19.7%	23.6%	20.8%	25.2%
Median	3.9%	2.0%	3.0%	10.4%	22.4%	13.6%	1.6%	10.1%	17.4%	23.3%	21.9%	29.3%
Aggregate Mean	6.0%	1.2%	1.5%	9.1%	26.5%	39.8%	2.7%	11.8%	12.1%	14.9%	13.5%	13.4%
Aggregate Median	7.3%	6.6%	3.0%	6.0%	18.8%	30.2%	3.0%	15.3%	10.8%	14.4%	10.2%	10.2%
Perfect Corp.	13.7%	14.8%	1.6%	-2.9%	NM	64.0%	100.6%	-17.0%	2.5%	7.2%	9.3%	8.0%

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

NM = Not Meaningful

NA = Not Available

Note: The Company's EBITDA is adjusted to exclude public company costs and non-recurring items as provided by Company management.

Source: Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.

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Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis **As of July 7, 2026**

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF					
Company Name	Common Stock Price (Primary) on 7/7/2026	% of 52-Week High	Market Capitalization	Enterprise Value	LTM EBITDA	2026 EBITDA	2027 EBITDA	LTM Revenue	2026 Revenue	2027 Revenue
B2B Companies										
Box, Inc.	USD 28.35	83.7%	$3,927	$4,715	31.7x	36.1x	NA	3.91x	3.57x	NA
eGain Corporation	USD 6.43	40.3	177	97	8.2	9.0	NA	1.05	1.04	NA
Expensify, Inc.	USD 1.86	72.9	179	117	NM	NM	NM	0.84	0.88	0.89x
Inuvo, Inc.	USD 1.08	17.2	16	16	NM	NM	NM	0.24	0.26	0.22
Sprinklr, Inc.	USD 5.40	57.4	1,265	906	12.7	12.5	10.4x	1.04	1.04	1.00
Sprout Social, Inc.	USD 8.24	38.3	495	468	NM	NM	NM	1.00	0.95	0.88
91APP, Inc.	NTD 60.20	67.3	215	134	6.6	5.2	NA	2.22	1.81	NA
Mean		53.9%	$896	$922	14.8x	15.7x	10.4x	1.47x	1.36x	0.75x
Median		57.4%	$215	$134	10.5x	10.7x	10.4x	1.04x	1.04x	0.89x
B2C Companies										
Bumble Inc.	USD 3.17	36.7	413	912	3.1	3.2	3.5	0.98	1.06	1.02
Chegg, Inc.	USD 0.98	51.8	110	84	1.6	6.0	NA	0.26	0.42	NA
CyberLink Corp.	NTD 68.00	62.1	168	32	2.5	2.9	NA	0.42	0.40	NA
DeNA Co., Ltd.	JPY 2,660.00	92.2	1,533	362	1.7	NA	NA	0.40	NA	NA
Grindr Inc.	USD 15.92	70.3	2,829	3,326	18.9	20.7	17.9	6.99	6.21	5.31
Match Group, Inc.	USD 37.67	96.1	8,787	11,981	10.8	11.2	10.7	3.40	3.46	3.38
Meitu, Inc.	HKD 3.97	31.6	2,303	1,513	25.5	20.2	15.9	2.66	2.06	1.71
Mean		63.0%	$2,306	$2,601	9.2x	10.7x	12.0x	2.16x	2.27x	2.86x
Median		62.1%	$1,533	$912	3.1x	8.6x	13.3x	0.98x	1.56x	2.54x
Aggregate Mean		58.4%	$1,601	$1,762	11.2x	12.7x	11.7x	1.81x	1.78x	1.80x
Aggregate Median		59.8%	$454	$415	8.2x	10.1x	10.7x	1.02x	1.04x	1.01x

LTM = Latest Twelve Months

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

NM = Not Meaningful

NA = Not Available

Source: Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.

KROLL 18

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
6/30/2025	CyberBuzz, Inc.	CyberBuzz, Inc. engages in the advertising and marketing activities for influencer, creator and artists in Japan.	Ceres Inc.	$21	$48	$3	5.4%	0.43x	8.0x
4/24/2024	Relesys A/S	Relesys A/S operates as a software-as-a-service company that provides software applications over the internet as a subscription service.	Copilot Capital Limited	$52	$8	-$2	-25.6%	6.13x	NM
6/3/2024	New Work SE	New Work SE operates professional networking platforms in Germany, Austria/Switzerland, and internationally.	Burda Digital Se	$306	$345	$70	20.2%	0.89x	4.4x
11/13/2023	Q4 Inc.	Q4 Inc. operates capital markets communication software platform in Canada, the United States, Europe, and internationally. The company delivers its services over the internet on a subscription basis using the software-as-a-service model. Q4 Inc.	Sumeru Equity Partners L.P.	$163	$58	-$17	-29.9%	2.79x	NM
4/16/2023	SignUp Software AB	SignUp Software AB provides accounts payable and invoice process automation solutions, primarily through software designed to integrate with enterprise resource planning systems.	Insight Venture Management, LLC	$199	$25	$2	7.4%	7.83x	NM
1/18/2023	Meltwater N.V.	Meltwater N.V., together with its subsidiaries, provides media intelligence and social analytics Software-as-a-Service solutions in Americas, Europe, the Middle East, Africa, India, the Asia Pacific.	Altor Equity Partners AB; Marlin Equity Partners, LLC; Altor Fund III LP; Altor Fund V AB	$644	$439	-$4	-0.9%	1.47x	NM
10/11/2021	MPP Global Solutions Ltd.	MPP Global Solutions Ltd. provides subscription and billing management solutions, customer relationship management, payment processing, and ecommerce services for digital content and media enterprises.	Aptitude Software Group plc	$53	$14	NA	NA	3.71x	NA
6/1/2021	Cloudera, Inc.	Cloudera, Inc. offers a suite of data analytics and management products. The company operates through two segments: subscriptions and services.	Clayton, Dubilier & Rice, LLC; KKR & Co. Inc.	$3,921	$883	-$12	-1.4%	4.44x	NM
			Mean					3.46x	6.2x
			Median					3.25x	6.2x

Source: Capital IQ, Bloomberg, company filings, press releases.

KROLL 19

20 Valuation Analysis Selected Public Companies / M&A Transactions Analysis Summary Note: LTM as of March 31, 2026. The Company’s EBITDA is adjusted to exclude public company costs, transaction costs and non-recurring items as provided by the management of the Company. Selected Public Companies / M&A Transactions Analysis Summary (USD in thousands) Valuation Multiples Valuation Summary Metric Public Companies Range Public Companies Median M&A Transactions Median Company Performance DCF Analysis Enterprise Value Range $24,300 - $30,700 Implied Multiples EV / LTM Revenue 0.24x - 6.99x 1.02x 3.25x $71,076 0.34x - 0.43x EV / 2026 Revenue 0.26x - 6.21x 1.04x NA $70,247 0.35x - 0.44x EV / 2027 Revenue 0.22x - 5.31x 1.01x NA $68,177 0.36x - 0.45x EV / LTM EBITDA 1.6x - 31.7x 8.2x 6.2x $5,107 4.8x - 6.0x EV / 2026 EBITDA 2.9x - 36.1x 10.1x NA $6,540 3.7x - 4.7x EV / 2027 EBITDA 3.5x - 17.9x 10.7x NA $5,430 4.5x - 5.7x

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